Exhibit 12
Statement re Computation of Ratio of Earnings to Fixed Charges

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                                                                                                              Nine months
                                                              Years ended December 31,                           ended
                                         1991 (1)      1992 (1)       1993           1994           1995      Sep. 30, 1996
                                      ------------  ------------  ------------  ------------   ------------   ------------
Fixed Charges:
    Interest expense ..............$      110,222  $     85,613  $    139,697  $    762,373   $  2,141,616  $  2,842,636
    Amortization of debt expense ..        53,021          --            --         166,449        166,291       177,504
    Interest element of rentals ...                   1,749,434     9,346,677    16,657,171     19,757,838    17,677,857
                                     ------------  ------------  ------------  ------------   ------------  ------------
      Total .......................$      163,243  $  1,835,047  $  9,486,374  $ 17,585,993   $ 22,065,745  $ 20,697,997
                                     ============  ============  ============  ============   ============  ============


Earnings:
    Net Income (Loss) .............$     (786,628) $ (2,184,989) $ (7,343,679) $(13,992,936)  $  1,950,970  $  8,297,842
    Add back:
      Fixed charges ...............       163,243     1,835,047     9,486,374    17,585,993     22,065,745    20,697,997
                                     ------------  ------------  ------------  ------------   ------------  ------------

    Total .........................$     (623,385) $   (349,942) $  2,142,695  $  3,593,057   $ 24,016,715  $ 28,995,839
                                     ============  ============  ============  ============   ============  ============


Ratio of Earnings to Fixed Charges.                         --            --            --           1.09          1.40
                                     ============  ============  ============  ============   ============  ============
Amount of Coverage Deficiency .....$      786,628  $  2,184,989  $  7,343,679  $ 13,992,936           --            --
                                     ============  ============  ============  ============   ============  ============


(1) The Company was in the development stage until it commenced operations in July, 1992.

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